Exhibit 99.1

Bristol-Myers Squibb Reports Fourth Quarter and Full Year 2012 Financial Results

•	Significant Regulatory Approvals Gained in Fourth Quarter

•	Eliquis® Approved in the U.S., Europe, Japan, Canada and South Korea to Reduce the Risk of Stroke in Patients with Nonvalvular Atrial Fibrillation

•	Forxiga® Approved in Europe for Type 2 Diabetes

•	GAAP EPS Increased 12% to $0.56; Non-GAAP EPS Decreased 11% to $0.47 in the Fourth Quarter

•	Company Provided 2013 GAAP EPS Guidance Range of $1.54 to $1.64; non-GAAP EPS Guidance Range of $1.78 to $1.88

(NEW YORK, January 24, 2013) – Bristol-Myers Squibb Company (NYSE: BMY) today announced results for the fourth quarter of 2012 highlighted by regulatory approvals for Eliquis® and Forxiga®. This concluded a year in which the Company delivered growth of its key products as it transitioned to its promising future portfolio. In addition, the company provided financial guidance for 2013.

“With regulatory approvals for Eliquis and Forxiga and good operating performance in the fourth quarter, Bristol-Myers Squibb had a strong finish to an important year of transition,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb. “In 2012 we continued to effectively execute our strategy, and continued to build the post-Plavix portfolio and operating structure that provide a solid foundation for our future growth. As we begin 2013, I am looking forward to our many opportunities, including the growth of the existing key brands, the execution of the new launches, and the continued delivery of a diverse and sustainable R&D pipeline.”

	Fourth Quarter
$ amounts in millions, except per share amounts	2012	2011	Change
Net Sales	$4,191	$5,454	(23)%
GAAP Diluted EPS	0.56	0.50	12%
Non-GAAP Diluted EPS	0.47	0.53	(11)%

	Full Year
$ amounts in millions, except per share amounts	2012	2011	Change
Net Sales	$17,621	$21,244	(17)%
GAAP Diluted EPS	1.16	2.16	(46)%
Non-GAAP Diluted EPS	1.99	2.28	(13)%

FOURTH QUARTER FINANCIAL RESULTS

•

Bristol-Myers Squibb posted fourth quarter 2012 net sales of $4.2 billion, a decrease of 23% compared to the same period a year ago, following the U.S. patent expiration of Avapro®/Avalide® in March 2012 and Plavix® in May 2012. Excluding Plavix and Avapro/Avalide, net sales grew by 13% compared to the fourth quarter of 2011.

•	U.S. net sales decreased 38% to $2.2 billion in the quarter, compared to the same period a year ago. International net sales increased 6% to $2.0 billion.

•	Gross margin as a percentage of net sales was 74.3% in the quarter, compared to 74.9% in the same period a year ago.

•	Marketing, selling and administrative expenses decreased 6% to $1.1 billion in the quarter.

•	Advertising and product promotion spending decreased 26% to $212 million in the quarter.

•	Research and development expenses increased 7% to $1.1 billion in the quarter.

•

The Company reported an overall tax benefit rate of 80.1% attributed to a capital loss deduction in the quarter. The effective tax rate on earnings before income taxes was 22.8% in the fourth quarter last year.

•	The Company reported net earnings attributable to Bristol-Myers Squibb of $925 million, or $0.56 per share, in the quarter compared to $852 million, or $0.50 per share, a year ago.

•

The Company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $777 million, or $0.47 per share, in the fourth quarter, compared to $906 million, or $0.53 per share, for the same period in 2011. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $6.4 billion, with a net debt position of $1.0 billion, as of December 31, 2012.

FOURTH QUARTER PRODUCT AND PIPELINE UPDATE

Bristol-Myers Squibb’s global sales in the fourth quarter included Orencia®, which grew 26%, Yervoy®, which grew 47%, Sprycel®, which grew 24%, Onglyza®/Kombiglyze™, which grew 29%, and Baraclude®, which grew 13%.

Eliquis

•

In December, the U.S. Food and Drug Administration (FDA) approved Eliquis to reduce the risk of stroke and systemic embolism in patients with nonvalvular atrial fibrillation. Eliquis also received regulatory approval for this indication in Japan and Canada in December, in Europe in November, and in South Korea in January. The Company co-develops and co-commercializes Eliquis with its partner, Pfizer.

•

In December, at the 54th Annual Meeting of the American Society of Hematology in Atlanta, results of the Phase III AMPLIFY-EXT trial were announced in which Eliquis demonstrated superiority versus placebo in reducing symptomatic, recurrent venous thromboembolism and all-cause death versus placebo without increasing the rate of major bleeding during one year of extended treatment. The data were also published in The New England Journal of Medicine.

Forxiga

•	In November, the European Commission approved Forxiga for the treatment of type 2 diabetes in the European Union. The Company co-develops and co-commercializes Forxiga with its partner, AstraZeneca.

Orencia

•

In November, at the 2012 American College of Rheumatology Annual Scientific Meeting in Washington, D.C., results were presented showing the subcutaneous formulation of Orencia, on a background of methotrexate (MTX), was similar to Humira® (adalimumab) plus MTX in demonstrating clinical improvements in patient-reported outcomes that were sustained for one year among adults with moderate to severe rheumatoid arthritis.

Elotuzumab

•

In December, at the 54th Annual Meeting of the American Society of Hematology in Atlanta, the Company and its partner, Abbott, presented encouraging results from a small, randomized, Phase II open-label study of patients with previously treated multiple myeloma which showed that in patients treated with elotuzumab 10mg/kg plus lenalidomide and low-dose dexamethasone progression-free survival was not reached after 20.8 months of follow up and the objective response rate was 92%.

Hepatitis C

•

In November, at the American Association for the Study of Liver Diseases congress in Boston, data from several Phase II clinical trials involving various investigational compounds for the treatment of hepatitis C virus (HCV) within the Company’s pipeline were presented, including:

•

An investigational treatment regimen of three direct-acting antivirals—daclatasvir, an NS5A replication complex inhibitor, asunaprevir, an NS3 protease inhibitor, and BMS-791325, an NS5B non-nucleoside polymerase inhibitor—achieved sustained virologic response 12 weeks post-treatment in 94 percent of treatment-naïve, genotype 1 chronic HCV patients.

•

The investigational dual regimen of daclatasvir and asunaprevir, without interferon or ribavirin, achieved high rates of sustained virologic response 12 weeks post-treatment in patients with genotype 1b hepatitis C virus who were prior null responders to alfa interferon and ribavirin.

Phase II data on an investigational quadruple therapy regimen combining daclatasvir, asunaprevir, alfa interferon and ribarvirin, and first-time interim Phase IIb results on peginterferon lambda-1a in combination with daclatasvir and ribavirin were also presented.

FOURTH QUARTER BUSINESS DEVELOPMENT UPDATE

•

In November, the Company and its partner, Pfizer, announced a clinical collaboration agreement with Portola Pharmaceuticals to conduct a proof-of-concept study of PRT4445, a universal Factor Xa inhibitor antidote, and Eliquis, an oral Factor Xa inhibitor.

•

In December, the Company announced a global license agreement and two-year collaboration with The Medicines Company under which The Medicines Company will assume responsibility for the worldwide sales, distribution, marketing, and regulatory activities for Recothrom®, the surgical hemostat product Bristol-Myers Squibb acquired in 2010 through its acquisition of ZymoGenetics.

2013 FINANCIAL GUIDANCE

Bristol-Myers Squibb is setting its 2013 GAAP EPS guidance range from $1.54 to $1.64 and its non-GAAP EPS guidance range from $1.78 to $1.88. Both GAAP and non-GAAP guidance assume current exchange rates. Key 2013 non-GAAP guidance assumptions include:

•	Worldwide sales between $16.2 billion and $17.0 billion.

•	Full-year gross margin as a percentage of sales between 72% and 73%.

•	Advertising and promotion expense increasing in the high single digit range.

•	Marketing, sales and administrative expenses remaining flat versus last year.

•	Research and development expenses growing in the low-single-digit range.

•	An effective tax rate of approximately 16%.

It is estimated that 30% to 40% of the research and development expenses in 2013 will be incurred on late-stage development programs. Total research and development expenses include the costs of discovery research, preclinical development, early- and late-clinical development and drug formulation, as well as clinical trials and medical support of marketed products, proportionate allocations of enterprise-wide costs, and other appropriate costs. Late-stage development expenses refer to our investigational compounds that are in Phase III clinical development and our marketed products that are in Phase III development for additional indications or formulations.

The financial guidance for 2013 excludes the impact of any potential strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The non-GAAP 2013 guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the Company’s website.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related earnings per share information. These measures are adjusted to exclude certain costs, expenses, significant gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: restructuring and other exit costs; accelerated depreciation charges; IPRD and asset impairments; charges and recoveries relating to significant legal proceedings; upfront, milestone and other licensing payments for in-licensing of products that have not achieved regulatory approval which are immediately expensed; net amortization of acquired intangible assets and deferred income related to Amylin; pension settlement charges; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. Non-GAAP financial measures provide the company and its investors with an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. The company uses non-GAAP gross profit, non-GAAP marketing, selling and administrative expense, non-GAAP research and development expense, and non-GAAP other income and expense measures to set internal budgets, manage costs, allocate resources, and plan and forecast future periods. Non-GAAP effective tax rate measures are primarily used to plan and forecast future periods. Non-GAAP earnings and earnings per share measures are primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its String of Pearls strategy, the expiration of patents or data protection on certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit http://www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

There will be a conference call on January 24, 2013, at 10:30 a.m. ET during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by dialing 913-981-5581, confirmation code: 8041448. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Jennifer Fron Mauer, 609-252-6579, Communications; or John Elicker, 609-252-4611, Investor Relations.

Abilify® is a trademark of Otsuka Pharmaceutical Co., Ltd.

Atripla® is a trademark of Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

Avapro®, Avalide®, and Plavix® are trademarks of Sanofi.

Byetta® and Bydureon® are trademarks of Amylin Pharmaceuticals, LLC and AstraZeneca Pharmaceuticals LP.

Erbitux® is a trademark of ImClone LLC. ImClone Systems is a wholly-owned subsidiary of Eli Lilly and Company.

Humira® is a trademark of Abbott Biotechnology Ltd.

All	other brand names are registered trademarks of the Company or one of its subsidiaries.

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2012	2011	% Change	2012	2011	% Change	% Change in U.S. Total Prescriptions vs. 2011
Three Months Ended December 31,

Key Products

Plavix	$49	$1,672	(97)%	$20	$1,582	(99)%	(96)%
Avapro/Avalide	84	195	(57)%	16	114	(86)%	(91)%
Eliquis	1	—	N/A	—	—	N/A	N/A
Abilify	819	737	11%	617	559	10%	—
Reyataz	394	416	(5)%	199	209	(5)%	(8)%
Sustiva Franchise	383	412	(7)%	253	278	(9)%	(3)%
Baraclude	360	318	13%	65	58	12%	11%
Erbitux	171	181	(6)%	167	178	(6)%	N/A
Sprycel	281	227	24%	109	88	24%	20%
Yervoy	211	144	47%	141	119	18%	N/A
Orencia	325	257	26%	216	172	26%	N/A
Nulojix	4	1	*	3	1	*	N/A
Onglyza/Kombiglyze	198	153	29%	140	114	23%	28%
Byetta	94	—	N/A	92	—	N/A	N/A
Bydureon	58	—	N/A	55	—	N/A	N/A

Mature Products and All Other	759	741	2%	145	132	10%	N/A

Total	4,191	5,454	(23)%	2,238	3,604	(38)%	N/A

Total excluding Plavix and Avapro/Avalide	4,058	3,587	13%	2,202	1,908	15%	N/A

*	In excess of +/- 100%

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(Unaudited, dollars in millions)

	Worldwide Net Sales			U.S. Net Sales
	2012	2011	% Change	2012	2011	% Change	% Change in U.S. Total Prescriptions vs. 2011
Twelve Months Ended December 31,

Key Products

Plavix	$2,547	$7,087	(64)%	$2,424	$6,709	(64)%	(60)%
Avapro/Avalide	503	952	(47)%	155	549	(72)%	(71)%
Eliquis	2	—	N/A	—	—	N/A	N/A
Abilify	2,827	2,758	3%	2,102	2,052	2%	1%
Reyataz	1,521	1,569	(3)%	783	771	2%	(5)%
Sustiva Franchise	1,527	1,485	3%	1,016	950	7%	(1)%
Baraclude	1,388	1,196	16%	241	208	16%	11%
Erbitux	702	691	2%	688	681	1%	N/A
Sprycel	1,019	803	27%	404	299	35%	29%
Yervoy	706	360	96%	503	323	56%	N/A
Orencia	1,176	917	28%	797	621	28%	N/A
Nulojix	11	3	*	9	3	*	N/A
Onglyza/Kombiglyze	709	473	50%	516	346	49%	47%
Byetta	149	—	N/A	147	—	N/A	N/A
Bydureon	78	—	N/A	75	—	N/A	N/A

Mature Products and All Other	2,756	2,950	(7)%	524	527	(1)%	N/A

Total	17,621	21,244	(17)%	10,384	14,039	(26)%	N/A

Total excluding Plavix and Avapro/Avalide	14,571	13,205	10%	7,805	6,781	15%	N/A

*	In excess of +/- 100%

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(Unaudited, amounts in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net Sales	$4,191	$5,454	$17,621	$21,244

Cost of products sold	1,075	1,367	4,610	5,598
Marketing, selling and administrative	1,143	1,216	4,220	4,203
Advertising and product promotion	212	285	797	957
Research and development	1,082	1,008	3,904	3,839
Impairment charge for BMS-986094 intangible asset	—	—	1,830	—
Other (income)/expense	166	(16)	(80)	(334)

Total expenses	3,678	3,860	15,281	14,263

Earnings before Income Taxes	513	1,594	2,340	6,981
Provision for/ (benefit from) income taxes	(411)	363	(161)	1,721

Net Earnings	924	1,231	2,501	5,260

Net Earnings/ (Loss) Attributable to Noncontrolling Interest	(1)	379	541	1,551

Net Earnings Attributable to BMS	$925	$852	$1,960	$3,709

Earnings per Common Share Attributable to BMS:
Basic	$0.56	$0.50	$1.17	$2.18
Diluted	$0.56	$0.50	$1.16	$2.16

Average Common Shares Outstanding:
Basic	1,644	1,692	1,670	1,700
Diluted	1,662	1,712	1,688	1,717

Other (income)/expense

Interest expense	$51	$42	$182	$145
Investment income	(21)	(22)	(106)	(91)
Provision for restructuring	103	24	174	116
Litigation charges/(recoveries)	55	75	(45)	6
Equity in net income of affiliates	(33)	(66)	(183)	(281)
Out-licensed intangible asset impairment	—	—	38	—
Gain on sale of product lines, businesses and assets	(50)	(1)	(53)	(37)
Other income received from alliance partners, net	(87)	(33)	(312)	(140)
Pension curtailments and settlements	155	11	158	10
Other	(7)	(46)	67	(62)

Other (income)/expense	$166	$(16)	$(80)	$(334)

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(Unaudited, dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Accelerated depreciation, asset impairment and other shutdown costs	$—	$15	$147	$75
Amortization of acquired Amylin intangible assets	138	—	229	—
Amortization of Amylin collaboration proceeds	(68)	—	(114)	—
Amortization of inventory fair value adjustment	14	—	23	—

Cost of products sold	84	15	285	75

Stock compensation expense from accelerated vesting of Amylin awards	—	—	67	—
Process standardization implementation costs	2	10	18	29

Marketing, selling and administrative	2	10	85	29

Stock compensation expense from accelerated vesting of Amylin awards	—	—	27	—
Upfront, milestone and other licensing payments	26	—	47	207
IPRD impairment	39	—	142	28

Research and development	65	—	216	235

Impairment charge for BMS-986094 intangible asset	—	—	1,830	—

Provision for restructuring	103	24	174	116
Gain on sale of product lines, businesses and assets	(51)	—	(51)	(12)
Pension curtailments and settlements	151	13	151	13
Out-licensed intangible asset impairment	—	—	38	—
Loss on debt repurchase	—	—	27	—
Acquisition related items	1	—	43	—
Litigation charges/(recoveries)	55	75	(45)	9
Upfront, milestone and other licensing receipts	(10)	(20)	(10)	(20)

Other (income)/expense	249	92	327	106

Increase/(Decrease) to pretax income	400	117	2,743	445

Income tax on items above	(156)	(37)	(947)	(136)
Specified tax (benefit)*	(392)	(26)	(392)	(97)

Income taxes	(548)	(63)	(1,339)	(233)

Increase/(Decrease) to net earnings	$(148)	$54	$1,404	$212

*	The 2012 specified tax benefit relates to a capital loss deduction. The 2011 specified tax benefit relates to releases of tax reserves that were specified in prior periods.

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO GAAP LINE ITEMS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(Unaudited, dollars in millions)

Three months ended December 31, 2012	GAAP	Specified Items*	Non GAAP

Gross Profit	$3,116	84	$3,200

Marketing, Selling and Administrative	1,143	(2)	1,141

Research and Development	1,082	(65)	1,017

Other (income)/expense	166	(249)	(83)

Effective Tax Rate	(80.1)%	95.1%	15.0%

Three months ended December 31, 2011	GAAP	Specified Items*	Non GAAP

Gross Profit	$4,087	15	$4,102

Marketing, Selling and Administrative	1,216	(10)	1,206

Research and Development	1,008	—	1,008

Other (income)/expense	(16)	(92)	(108)

Effective Tax Rate	22.8%	2.1%	24.9%

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO GAAP LINE ITEMS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(Unaudited, dollars in millions)

Twelve months ended December 31, 2012	GAAP	Specified Items*	Non GAAP

Gross Profit	$13,011	285	$13,296

Marketing, Selling and Administrative	4,220	(85)	4,135

Research and Development	3,904	(216)	3,688

Other (income)/expense	(80)	(327)	(407)

Effective Tax Rate	(6.9)%	30.1%	23.2%

Twelve months ended December 31, 2011	GAAP	Specified Items*	Non GAAP

Gross Profit	$15,646	75	$15,721

Marketing, Selling and Administrative	4,203	(29)	4,174

Research and Development	3,839	(235)	3,604

Other (income)/expense	(334)	(106)	(440)

Effective Tax Rate	24.7%	1.6%	26.3%

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF NON-GAAP EPS TO GAAP EPS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(Unaudited, amounts in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net Earnings Attributable to BMS – GAAP	$925	$852	$1,960	$3,709
Earnings attributable to unvested restricted shares	(1)	(1)	(1)	(8)

Net Earnings used for Diluted EPS Calculation – GAAP	$924	$851	$1,959	$3,701

Net Earnings Attributable to BMS – GAAP	$925	$852	$1,960	$3,709
Specified Items*	(148)	54	1,404	212

Net Earnings - Non-GAAP	777	906	3,364	3,921
Earnings attributable to unvested restricted shares	(1)	(1)	(1)	(8)

Net Earnings used for Diluted EPS Calculation - Non-GAAP	$776	$905	$3,363	$3,913

Average Common Shares Outstanding - Diluted	1,662	1,712	1,688	1,717

Diluted EPS - GAAP	$0.56	$0.50	$1.16	$2.16
Diluted EPS Attributable to Specified Items	(0.09)	0.03	0.83	0.12

Diluted EPS - Non-GAAP	$0.47	$0.53	$1.99	$2.28

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

NET DEBT CALCULATION

AS OF DECEMBER 31, 2012 AND SEPTEMBER 30, 2012

(Unaudited, dollars in millions)

	December 31, 2012	September 30, 2012
Cash and cash equivalents	$1,656	$1,503
Marketable securities–current	1,173	1,427
Marketable securities–long-term	3,523	3,698

Cash, cash equivalents and marketable securities	6,352	6,628
Short-term borrowings	(826)	(751)
Long-term debt	(6,568)	(6,608)

Net debt position	$(1,042)	$(731)